Exhibit H


                 [Proposed Notice and Order of Proposed Transactions]

                               UNITED STATES OF AMERICA
                                      before the
                            SECURITIES EXCHANGE COMMISSION




          PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
          (Rel. No. _____________________)

          __________________________________________

          In the Matter of

          NATIONAL FUEL GAS COMPANY
          10 Lafayette Square
          Buffalo, New York 14203
          (                              )

          ___________________________________________

                      NOTICE OF PROPOSAL TO AMEND CHARTER; ORDER
                        AUTHORIZATION SOLICITATION OF PROXIES
                                  IN RESPECT THEREOF


               National Fuel Gas Company ("National"), 10 Lafayette Square,

          Buffalo, New York 14203, a registered holding company, has filed a declaration pursuant to Sections 6(a), 7, and 12(e) of the

          Public Utility Holding Company Act of 1935, as amended, and Rules

          62(d) and 65 promulgated thereunder.

               In December, 1997, the Board of Directors of National plans to adopt resolutions amending Article Fourth of National's

          Restated Certificate of Incorporation, as amended

          ("Certificate"), to (i) increase the number of authorized shares of common stock from 100,000,000 shares, $1.00 par value per share, to 200,000,000 shares, $1.00 par value per share, (ii) to eliminate National's existing 3,200,000 shares of authorized but unissued preferred stock, $25 par value per share, and all provisions related thereto, and (iii) authorize 10,000,000 shares, par value $1.00 per share, of a new class of preferred stock ("New Preferred Stock").  National states that the primary purpose of these amendments is to increase National's financial flexibility.  National states that to effect such amendments to the Certificate, it will be necessary to obtain the affirmative vote of a majority of the votes cast by the holders of the shares outstanding and entitled to vote on such amendments at National's

          Annual Meeting of Stockholders scheduled for February 26, 1998.



               National proposes an increase in authorized common stock to insure that there will be sufficient authorized but unissued shares available for stock dividends and stock splits, for use in connection with possible acquisitions, for financing transactions and for other corporate purposes.  National states that, other than with respect to shares of common stock reserved for issuance pursuant to National's Dividend Reinvestment Plan, Customer Stock

          Purchase Plan and certain long-term incentive and benefit plans,

          National's Board of Directors has no present plans with respect to the issuance of additional shares of common stock; however,

          the Company periodically reviews various transactions that could result in the issuance of additional shares of common stock.


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


               The Certificate provisions permitting the Board of Directors to issue New Preferred Stock from time to time would allow for such issuance in one or more series and with such powers,

          designations, preferences and relative, participating, optional or other special rights and qualifications as the Board of

          Directors may, in its discretion, subject to such powers,

          designations, preferences, rights and qualifications as are contained in the Certificate, determine, including, but not limited to (i) the distinctive designation of such series and the number of shares to constitute such series; (ii) the dividends,

          if any, for such series; (iii) the circumstances and conditions,

          if any, under which holders of the shares of such series would be entitled to exercise voting rights including, for example, (a)

          whether the holders of the shares of such series would be

          entitled to elect directors of the Company (including whether such holders would be entitled, in the event of a default in the payment of dividends to such holders, to elect a majority of such directors), (b) whether the holders of the shares of such series would be entitled to vote upon any amendments to provisions of the Certificate relating to such series and (c) whether any such voting rights would be exercisable by such holders together with the voting rights of the holders of shares of Common Stock or by a separate class vote; (iv) the terms and conditions, if any,

          upon which shares of such stock may be converted into or

          exchanged for shares of stock of any other class or any other series of the same class or any other securities or assets

          (including the conversion or exchange price and including whether such conversion or exchange shall be at the election of the

          Company or the holders of such shares); (v) the right, if any, of the Company to redeem shares of such series and the terms and conditions of such redemption (including whether such redemption shall be at the election of the Company or the holders of such shares); (vi) the retirement or


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


          sinking fund provisions, if any, of shares of such series and the terms and provisions with respect thereto; (vii) the amount, if any, which the holders of the shares of such series shall be entitled to receive in case of a liquidation, dissolution, or winding-up of National; (viii) the limitations and restrictions,

          if any, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption, or other acquisition by National of, National common stock; and (ix) the conditions or restrictions, if any, upon the creation of

          indebtedness or upon the issuance of any additional stock of

          National.



               National believes that availability of the New Preferred

          Stock will give National necessary flexibility with respect to possible acquisitions, financing transactions and other general corporate purposes.  The New Preferred Stock would be available for issuance, on such terms as the Board of Directors determines,

          without further action by the stockholders unless such action is required by applicable law or stock exchange requirements.

          National has no present plans, agreements or commitments for the issuance of the New Preferred Stock.  National currently does not have any preferred stock outstanding.



               National proposes to solicit proxies from its shareholders to approve amendments to National Certificate at the next Annual

          Meeting of Shareholders, scheduled for February 26, 1998.

          Accordingly, National requests that an order authorizing the solicitation of proxies be issued on or before December 19, 1997 pursuant to rule 62(d).

               It appearing to the Commission that National's declaration regarding the proposed solicitation of proxies should be

          permitted to become effective forthwith:



               IT IS ORDERED, that the declaration regarding the proposed solicitation of proxies be, and it hereby is, permitted to become effective forthwith, pursuant to rule 62 and subject to the terms and conditions prescribed in rule 24 under the Act.




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